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                                                                    EXHIBIT 99.1

CONTACTS:

Laura M. Zobkiw                 Andy Cohn                 INVESTOR RELATIONS:
Director, Investor/Public       Manager, Government &     Stephanie Diaz
Relations                       Public Affairs
Geron Corporation               WARF                      Burns McClellan, Inc.
650-473-7700                    608-263-2821              650-352-6262


                                GERON CORPORATION
                    AND WISCONSIN ALUMNI RESEARCH FOUNDATION
                 RESOLVE LAWSUIT AND SIGN NEW LICENSE AGREEMENT

MENLO PARK, CA -- JANUARY 9, 2002 -- Geron Corporation (Nasdaq: GERN) and the Wisconsin Alumni Research Foundation ("WARF") announced today that they have resolved a federal lawsuit and have entered into a new license for the commercialization of human embryonic stem cell ("hESC") technology. The new agreement supersedes the earlier license, and resolves all issues related to the lawsuit filed by WARF against Geron in August, 2001.

In the new license, Geron holds exclusive rights to develop therapeutic and diagnostic products from hESC-derived neural, cardiomyocyte and pancreatic islet cells. Geron also has non-exclusive rights to develop therapeutic and diagnostic products from hESC-derived hematopoietic, chondrocyte, and osteoblast cells. The agreement also grants Geron non-exclusive rights to develop research products in the following cell types: hepatocytes, neural cells, hematopoietic cells, osteoblasts, pancreatic islets and myocytes.

Geron and WARF have further agreed to grant research rights to existing hESC patents and patent filings to academic and governmental researchers without royalties or fees. WiCell Research Institute, a WARF subsidiary, will distribute the cell lines. Third party for-profit companies may form collaborations with Geron or obtain licenses to Geron's intellectual property on market terms.

"When the disagreement between us arose, both Geron and WARF said we expected to resolve our differences and we have done so. In this new license, Geron has the rights we need to pursue our product development strategies, which are therapies for neurological disorders, heart disease and diabetes - these are large markets and our top priorities," said Thomas B. Okarma, Ph.D., M.D., Geron's president and chief executive officer. "We also plan to develop therapeutic and diagnostic products based upon other cell types for applications in arthritis, osteoporosis and transfusion medicine, as well as research products for use in drug discovery and development. We anticipate collaborating with other companies to ensure that this technology is developed as broadly as possible."

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PAGE TWO / GERON CORPORATION AND WISCONSIN ALUMNI RESEARCH FOUNDATION RESOLVE
LAWSUIT AND SIGN NEW LICENSE AGREEMENT

"WARF looks forward to a renewed partnership with Geron," said Carl Gulbrandsen, managing director of WARF. "We are pleased that we are able to dismiss the lawsuit and resolve our differences on an amicable basis. WARF has always believed that Geron has unique technology that holds promise in bringing effective hES cell therapies to patients in need. The new agreement will allow Geron to succeed in its development program and also enable a large number of scientists in academia and other companies to invest in the field. Wide public access to Wisconsin's stem cell lines has always been critically important to WARF and the new agreement assures that such access will continue."

The Wisconsin Alumni Research Foundation ("WARF") is an independent, non-profit foundation chartered to support research at the UW-Madison and the designated technology transfer organization for the university. WARF holds the patents on Professor James Thomson's discovery that human embryonic stem cells can be isolated and grown in culture. Additional information about WARF is available at http://www.warf.ws.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer. Additional information about Geron Corporation can be obtained at http://www.geron.com.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron Corporation's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron Corporation's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2001.

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